Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES OFFERING OF $300 MILLION OF

3.850% SENIOR NOTES DUE 2030

DENVER, COLORADO, January 6, 2020. M.D.C. Holdings, Inc. (NYSE: MDC) today announced the pricing of a public offering of $300 million principal amount of 3.850% senior notes due January 2030 (the "Notes") at 100% of par. The Notes will be general unsecured obligations of MDC and will rank equally and ratably with its other general unsecured and unsubordinated indebtedness. The Notes will be fully guaranteed on an unsecured basis, jointly and severally, by most of the Company's homebuilding subsidiaries. MDC will use the proceeds of the offering for general corporate purposes, including repayment of debt.  The offering is expected to close on January 9, 2020, subject to customary closing conditions.

The Notes will be issued pursuant to an effective shelf registration statement and are being offered by means of the prospectus included in the registration statement and the related prospectus supplement.  Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained at no charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the final prospectus supplement and accompanying prospectus may be obtained free of charge by contacting either of the joint book-running managers for the offering at their numbers below:

Citigroup Global Markets Inc.	1-800-831-9146
U.S. Bancorp Investments, Inc.	1-877-558-2607

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 205,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle and Portland. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:	Robert N. Martin
Senior Vice President and Chief Financial Officer
1-866-424-3395
IR@mdch.com

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